Execution Version
Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

VINTAGE CAPITAL GROUP, LLC,

CAPAC CO.

AND

CAPRIUS, INC.

DATED AS OF NOVEMBER 10, 2010

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ii

EXHIBIT

EXHIBIT A	—	Form of Certificate of Merger

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AGREEMENT
AND
PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of November 10, 2010 (this “Agreement”), is made by and among Vintage Capital Group, LLC, a Delaware limited liability company (“Parent”), Capac Co., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Caprius, Inc., a Delaware corporation (the “Company”).

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”); and

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have determined that the Merger is in furtherance of and consistent with their respective business strategies and is in their and their respective stockholders’ best interests.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
DEFINED TERMS

Section 1.1            Certain Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Confidentiality Agreement” means any confidentiality and standstill agreement that contains provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement, it being understood that such confidentiality agreements need not prohibit the submission of Acquisition Proposals or amendments thereto to the Company.

“Accounts” means all accounts, contract rights, chattel paper, instruments and documents, whether now owned or hereafter created or acquired by the Company or any Company Subsidiary, or in which the Company or any Company Subsidiary now has or hereafter acquires any interest.

“Acquisition Proposal” means any bona fide offer or proposal made by a third party concerning any (a) merger, consolidation, business combination or similar transaction involving the Company or any Company Subsidiary, (b) sale, lease or other disposition, directly or indirectly, by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of the Company or any Company Subsidiary representing 5% or more of the consolidated assets of the Company and the Company Subsidiaries, (c) issuance, sale or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 5% or more of the voting power of the Company, (d) transaction in which any Person shall acquire beneficial ownership, or the right to acquire beneficial ownership, or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership, of 5% or more of the outstanding voting capital stock of the Company or (e) any combination of the foregoing, in each case other than the Merger.

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“Agreement” has the meaning set forth in the Preamble.

“Beneficial Ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Blue Sky Laws” means state securities or “blue sky” laws.

“Board” has the meaning set forth in Section 3.5.

“Board Recommendation” has the meaning set forth in Section 4.4(a).

“Business Day” means any day other than a day on which the SEC shall be closed.

“By-laws” has the meaning set forth in Section 4.2.

“Certificate of Incorporation” has the meaning set forth in Section 4.2.

“Certificate of Merger” as set forth in Section 2.2.

“Certificate” and “Certificates” have the meanings set forth in Section 3.2(b).

“Change of Recommendation” has the meaning set forth in Section 6.6(g).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Common Stock Merger Consideration” has the meaning set forth in Section 3.1(a).

“Company” has the meaning set forth in the Preamble.

“Company Adverse Recommendation Change” has the meaning set forth in Section 6.6(f).

“Company Benefit Plan” has the meaning set forth in Section 4.10(a).

“Company Common Stock” has the meaning set forth in Section 3.1(a).

“Company Disclosure Schedule” has the meaning set forth in Article IV.

“Company Form 10-K” has the meaning set forth in Section 4.2.

“Company Form 10-Q” means the Company’s Form 10-Q for the quarterly period ended June 30, 2010.

“Company Material Adverse Effect” means any change affecting, or condition having an effect on, the Company and the Company Subsidiaries that is, or would reasonably be expected to be, materially adverse to (a) the business, assets, liabilities, condition (financial or otherwise), properties (whether real, personal or otherwise), results of operations, value or performance of the Company and the Company Subsidiaries, taken as a whole, (b) the ability of the Company to perform or observe its obligations under this Agreement or to consummate the Merger or (c) the legality, binding effect, validity or enforceability of this Agreement; provided, however, that any adverse effect resulting from any circumstance, state of facts, event, change or effect (i) relating to changes in conditions in the United States or global economy generally or the United States or global capital, credit or financial markets generally or (ii) resulting from an announcement of this Agreement or transactions contemplated hereby, shall not be a Company Material Adverse Effect.

“Company Options” has the meaning set forth in Section 3.5(a).

“Company Representatives” has the meaning set forth in Section 6.5(a).

“Company SEC Filings” has the meaning set forth in Section 4.7(a).

“Company Stock” means all of the shares of (a) Company Common Stock, (b) Series E Preferred Stock and (c) Series F Preferred Stock.

“Company Stockholder Approval” means the approval and adoption of this Agreement and the Merger by the requisite vote of the stockholders of the Company.

“Company Subsidiary” and “Company Subsidiaries” have the meanings set forth in Section 4.1.

“Company Warrants” means warrants exercisable into Company Common Stock, other than the Parent Warrant.

“Confidentiality Agreement” has the meaning set forth in Section 6.5(b).

“Contingent Obligations” means, with respect to any Person, any obligation, or arrangement, direct or indirect, contingent or otherwise, of such Person (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (collectively, the “Primary Obligations”) of another Person, including, without limitation, any direct or indirect guarantee of such Indebtedness (other than any endorsement for collection or deposit in the ordinary course of business) or any other direct or indirect obligation, by agreement or otherwise, to purchase or repurchase any such Primary Obligation or any property constituting direct or indirect security therefor, or to provide funds for the payment or discharge of any such Primary Obligation (whether in the form of loans, advances, or purchases of property, securities or services, capital contributions, dividends or otherwise), letters of credit and reimbursement obligations for letters of credit, (b) to provide funds to maintain the financial condition of any other Person, (c) otherwise to indemnify or hold harmless the holders of Primary Obligations of another Person against loss in respect thereof or (d) in connection with any synthetic lease or other off-balance sheet lease transaction.  The amount of any Contingent Obligation under clauses (a) and (b) above shall be the maximum amount guaranteed or otherwise supported by the Contingent Obligation.

“Contracts” means any of the agreements, contracts, leases, powers of attorney, notes, loans, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, understandings, policies, purchase and sales orders, quotations and other executory commitments to which the Company or any Company Subsidiary is a party or to which any of the assets of the Company or any Company Subsidiary are subject, whether oral or written, express or implied.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Stockholders” has the meaning set forth in Section 3.3.

“Effective Time” has the meaning set forth in Section 2.2.

“Environmental Laws” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion or agency requirement, in each case having the force and effect of law, relating to the pollution, protection, investigation or restoration of the environment, health and safety as affected by the environment or natural resources, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or noise, odor, wetlands, pollution or contamination.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equipment” has the meaning ascribed to such term under the UCC.

“Equity Interest” means any share, capital stock, partnership, membership or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” has the meaning set forth in Section 4.10(a).

“ERISA Affiliate” has the meaning set forth in Section 4.10(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 3.2(a).

“Exchange Consideration” has the meaning set forth in Section 3.2(a).

“Exchange Fund” has the meaning set forth in Section 3.2(a).

“Excluded Party” means any Person (other than Parent and its Subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act (so long as such Person and the other members of such group, if any, who were members of such group immediately prior to the No-Shop Period Start Date constitute at least 50% of the equity financing of such group at all times following the No-Shop Period Start Date and prior to the termination of this Agreement), from whom the Company has received an Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date that, on or before the No-Shop Period Start Date, the Special Committee or the Board determines in good faith, after consultation with independent financial advisors and outside legal counsel, constitutes or would reasonably be expected to result in a Superior Proposal, and which Acquisition Proposal has not been rejected or withdrawn as of the No-Shop Period Start Date.

“Expense Reimbursement” has the meaning set forth in Section 8.5.

“Expenses” means and includes all reasonable out-of-pocket fees, costs and expenses (including, without limitation, the reasonable fees, costs and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

“Fairness Opinion” has the meaning set forth in Section 4.19.

“Financial Advisor” has the meaning set forth in Section 4.19.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means any domestic or foreign governmental, administrative, judicial or regulatory authority.

“Group” has the meaning ascribed to such term in the Exchange Act, except where the context otherwise requires.

“Hazardous Materials” means (a) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (b) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

“Immediate Family” of a Person means and includes such Person’s spouse, and any of such Person’s parents, children and grandchildren, siblings and in-laws.

“Indebtedness” means, without duplication, (a) indebtedness arising from the lending of money by any Person to the Company or any Company Subsidiary, (b) indebtedness, whether or not in any such case arising from the lending by any Person of money to the Company or any Company Subsidiary, (i) which is represented by notes payable or drafts accepted that evidence extensions of credit, (ii) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments or (iii) upon which interest charges are customarily paid or accrued, or that was issued or assumed as full or partial payment for property, businesses or assets (in each case, other than accounts payable incurred in the ordinary course of business and not past due by more than one hundred eighty (180) days), (c) any obligation under a capital lease, (d) reimbursement obligations with respect to letters of credit or guaranties of letters of credit and (e) indebtedness of the Company or any Company Subsidiary under any guaranty of obligations that would constitute indebtedness under clauses (a) through (d) hereof, if owed directly by the Company or any Company Subsidiary.

“Intellectual Property” means all intellectual property or other proprietary rights of every kind, foreign or domestic, including all patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, trademark registrations and applications, domain names, service marks, service mark registrations and applications, trade names, trade secrets, know-how, trade dress, copyright registrations, customer lists, confidential marketing and customer information, licenses, confidential technical information and software, and all documentation relating thereto.

“Intervening Event” means a material event or circumstance relating to the business, results of operations, assets or financial condition of the Company and the Company Subsidiaries taken as a whole that was not known to the Board on the date of this Agreement (or if known, the consequences of which were not known to or reasonably foreseeable by the Board as of the date hereof), which event or circumstance, or any material consequences thereof, becomes known to the Board prior to the time at which the Company receives the Company Stockholder Approval; provided, however, that in no event shall the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

“Inventory” has the meaning set forth in Section 4.30.

“Investments” means, as applied to any Person, (a) any direct or indirect acquisition by such Person of securities or other interests of, or investments in, any other Person, or all or any substantial part of the business or assets of any other Person, and (b) any direct or indirect loan, guarantee, gift, advance or capital contribution by such Person to any other Person.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means the knowledge of the Chief Executive Officer and Chief Financial Officer (or their equivalents) of the Company after reasonable inquiry into the subject matter.

“KPMG CF” means KPMG Corporate Finance LLC.

“Law” means foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

“Lien” means any lien (statutory or other), pledge, mortgage, deed of trust, assignment, deposit arrangement, priority, security interest, option charge or encumbrance or other preferential arrangement of any kind, any agreement to give or refrain from giving any lien, pledge, mortgage, security interest, option charge or other encumbrance of any kind, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing or existence of any financing statement or other similar form of notice under the laws of any jurisdiction or any security agreement authorizing any person to file such a financing statement, whether arising by contract, operation of law, or otherwise.

“Material Contract” and “Material Contracts” have the meanings set forth in Section 4.12(b).

“Material Intellectual Property” has the meaning set forth in Section 4.16.

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“No-Shop Period Start Date” has the meaning set forth in Section 6.6(a).

“Option Payment” has the meaning set forth in Section 3.5(a).

“Other Filings” means all filings made or required to be made by the Company with the SEC, other than the Proxy Statement.

“Outside Date” has the meaning set forth in Section 8.1(b).

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Schedule” has the meaning set forth in Article V.

“Parent Material Adverse Effect” means any change affecting, or condition having an effect on, Parent that is, or would reasonably be expected to be, materially adverse to the assets, liabilities, business, financial condition or results of operations of Parent, other than any change or condition relating to the economy or securities markets in general, or the industries in which Parent operates in general, and not specifically relating to Parent.

“Parent Representatives” has the meaning set forth in Section 6.5(a).

“Parent Warrant” means that certain Warrant to Purchase Shares of Common Stock, dated as of January 22, 2010, issued by the Company to Parent.

“Permits” has the meaning set forth in Section 4.6.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or Group.

“Proxy Statement” has the meaning set forth in Section 6.3.

“Real Property” means any and all real property now or hereafter owned, leased or operated by the Company or any Company Subsidiary.

“Regulatory Conditions” has the meaning set forth in Section 8.1(b).

“SEC” means the Securities and Exchange Commission.

“Section 16” has the meaning set forth in Section 6.10.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Purchase and Sale Agreement” means that certain Securities Purchase and Sale Agreement, dated as of September 16, 2009, by and among the Company, M.C.M. Environmental Technologies, Inc., M.C.M. Environmental Technologies Ltd. and Parent, as amended to date.

“Series E Merger Consideration” has the meaning set forth in Section 3.1(b).

“Series E Preferred Stock” has the meaning set forth in Section 3.1(b).

“Series F Merger Consideration” has the meaning set forth in Section 3.1(c).

“Series F Preferred Stock” has the meaning set forth in Section 3.1(c).

“Special Committee” means the committee established by the Board to consider approval of the transaction contemplated by this Agreement.

“Stock Option Plans” has the meaning set forth in Section 3.5(a).

“Stockholders’ Meeting” has the meaning set forth in Section 6.4.

“Subsidiary” or “Subsidiaries” of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” means a bona fide written Acquisition Proposal made by a third party which was not solicited in violation of this Agreement by the Company, any Company Subsidiaries or any Company Representative or any other Affiliates of the Company, and which, in the good faith judgment of the Board or the Special Committee, after consultation with outside counsel, taking into account, to the extent deemed appropriate by the Board or the Special Committee, as applicable, the various legal, financial and regulatory aspects of the proposal and the Person making such proposal (a) if accepted, is reasonably likely to be consummated, and (b) if consummated would, based upon the written advice of KPMG CF, result in a transaction that is more favorable to the Company’s stockholders, from a financial point of view, than the transactions contemplated by this Agreement.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax Returns” means any report, return (including information return), claim for refund, election, estimated tax filing or declaration required to be supplied to any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or domestic or foreign taxing authority, including, without limitation, income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees.

“Terminating Company Breach” has the meaning set forth in Section 8.1(f).

“Terminating Parent Breach” has the meaning set forth in Section 8.1(g).

“Termination Fee” means $61,000.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York from time to time.

“Warrant Payment” has the meaning set forth in Section 3.6.

ARTICLE II
THE MERGER

Section 2.1            The Merger.  Pursuant to the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub and the Company shall consummate the Merger pursuant to which Merger Sub shall be merged with and into the Company.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 2.2            Effective Time.  Upon the satisfaction or, if permissible, waiver of the conditions set forth in Article VI, the parties hereto shall file a certificate of merger in the form attached hereto as Exhibit A (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL and the Merger shall become effective upon the filing of such Certificate of Merger (the date and time of such filing, or if another date and time is specified in such Certificate of Merger, such specified date and time, being the “Effective Time”).

Section 2.3            Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.4            Certificate of Incorporation; By-laws.

(a)           From and after the Effective Time, the Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation.

(b)           At the Effective Time, the By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation, as the same may be amended in accordance with the terms thereof, and applicable law.

Section 2.5            Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.  The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

ARTICLE III
CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 3.1            Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(a)           Conversion of Common Stock.  Each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares held by Dissenting Stockholders exercising appraisal rights pursuant to and in accordance with Section 262 of the DGCL, shares held by Parent or Merger Sub or shares held in the treasury of the Company or by any Company Subsidiary), shall be converted, subject to Section 3.2(d), into the right to receive $0.065 per share, in cash, payable to the holder thereof, without interest (the “Common Stock Merger Consideration”).  All such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate previously representing any such shares shall thereafter represent the right to receive the Common Stock Merger Consideration therefor or the right, if any, to receive such consideration as may be determined to be due to such Dissenting Stockholders pursuant to Section 262 of the DGCL.  Certificates previously representing shares of Company Common Stock shall be exchanged for the Common Stock Merger Consideration upon the surrender of such Certificates in accordance with the provisions of Section 3.2, without interest.

(b)           Conversion of Series E Preferred Shares.  Each share of Series E Preferred Stock, par value $0.01 per share, of the Company (“Series E Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares held by Dissenting Stockholders exercising appraisal rights pursuant to and in accordance with Section 262 of the DGCL) shall be converted into the right to receive an amount equal to $40.625 per share, in cash, payable to the holder thereof, without interest (the “Series E Merger Consideration”).  All shares of Series E Preferred Stock shall, upon the Effective Time, no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and all such holders of Series E Preferred Stock shall, upon the Effective Time, be deemed to have waived, relinquished, foregone, forfeited and released any and all accrued dividends on the Series E Preferred Stock from the original issuance date thereof through and including the Effective Time.  Certificates previously representing shares of Series E Preferred Stock shall be exchanged for the Series E Merger Consideration upon the surrender of such Certificates in accordance with the provisions of Section 3.2, without interest.

(c)           Conversion of Series F Preferred Shares.  Each share of Series F Preferred Stock, par value $0.01 per share, of the Company (“Series F Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares held by Dissenting Stockholders exercising appraisal rights pursuant to and in accordance with Section 262 of the DGCL) shall be converted into the right to receive an amount equal to $6.50 per share, in cash, payable to the holder thereof, without interest (the “Series F Merger Consideration”).  All shares of Series F Preferred Stock shall, upon the Effective Time, no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and all such holders of Series F Preferred Stock shall, upon the Effective Time, be deemed to have waived, relinquished, foregone, forfeited and released any and all accrued dividends on the Series F Preferred Stock from the original issuance date thereof through and including the Effective Time.  Certificates previously representing shares of Series F Preferred Stock shall be exchanged for the Series F Merger Consideration upon the surrender of such Certificates in accordance with the provisions of Section 3.2, without interest.

(d)           Cancellation of Certain Shares.  Each share of Company Common Stock held by Parent or Merger Sub, in the treasury of the Company or by any Company Subsidiary immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(e)           Merger Sub.  Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one (1) fully-paid and non-assessable share of common stock of the Surviving Corporation.

(f)           Change in Shares.  If between the date of this Agreement and the Effective Time the outstanding shares of Company Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

Section 3.2            Exchange of Certificates.

(a)           Exchange Agent.  On or before the Effective Time, Parent shall deposit, or shall cause to be deposited, with Computershare or another bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Exchange Agent”), for exchange in accordance with this Article III through the Exchange Agent, cash in U.S. dollars in an amount sufficient to pay the (i) Common Stock Merger Consideration in exchange for shares of Company Common Stock as provided in Section 3.1(a), (ii) Series E Merger Consideration in exchange for shares of Series E Preferred Stock as provided in Section 3.1(b), and (iii) Series F Merger Consideration in exchange for shares of Series F Preferred Stock as provided in Section 3.1(c) (collectively, such payments being hereinafter referred to as the “Exchange Consideration” and such fund of cash being hereinafter referred to as the “Exchange Fund”).  The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Exchange Consideration contemplated to be paid pursuant to this Article III out of the Exchange Fund.  The Exchange Fund shall not be used for any other purpose.

(b)           Exchange Procedures.  Promptly after the Effective Time, but in no event later than the second (2nd) Business Day after the date the Exchange Consideration is deposited with the Exchange Agent, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of (i) Company Common Stock, (ii) Series E Preferred Stock or (iii) Series F Preferred Stock (each, a “Certificate,” and collectively, the “Certificates”) (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in customary form) and (y) instructions for use in effecting the surrender of the Certificates in exchange for the Exchange Consideration.  Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Exchange Consideration which such holder has the right to receive in respect of the shares of Company Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on any Exchange Consideration payable to holders of Certificates.  In the event of a transfer of ownership of shares of Company Stock which is not registered in the transfer records of the Company, the Exchange Consideration may be issued to a transferee if the Certificate representing such shares of Company Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.  Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Exchange Consideration.

(c)           Further Rights in Company Stock.  All Exchange Consideration paid in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Stock.

(d)           Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Company Stock for one (1) year after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Stock who have not theretofore complied with this Article III shall thereafter look only to Parent for the Exchange Consideration, without any interest thereon.

(e)           No Liability.  Neither Parent nor the Company shall be liable to any holder of shares of Company Stock for any cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(f)           Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Exchange Consideration without any interest thereon.

(g)           Withholding.  Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Stock such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law, with respect to the making of such payment.  To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes under this Agreement as having been paid to the holder of Company Stock in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.

Section 3.3            Dissenters’ Rights.  Notwithstanding anything in this Agreement to the contrary, if any holder of Company Stock who shall not have voted or consented in writing to adopt this Agreement and who properly demands appraisal of such holder’s shares of Company Stock, as provided in Section 262 of the DGCL (“Dissenting Stockholders”), such shares shall not be converted into the right to receive the Common Stock Merger Consideration, the Series E Merger Consideration or the Series F Merger Consideration, as applicable, and shall not be exchangeable for the Exchange Consideration except as provided in this Section 3.3, and the Company shall give Parent notice thereof and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands.  Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment.  If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the shares of Company Stock held by such Dissenting Stockholder shall thereupon be treated as though such shares had been converted into the Exchange Consideration pursuant to Section 3.1(a).

Section 3.4            Stock Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of shares of Company Stock theretofore outstanding on the records of the Company.  From and after the Effective Time, the holders of certificates representing shares of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Stock except as otherwise provided herein or by Law.  On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Exchange Consideration.

Section 3.5            Stock Options.

(a)           Prior to the Effective Time, the Board of Directors of the Company (the “Board”) (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time, each unexpired and unexercised option or similar right to purchase Company Common Stock (the “Company Options”) under any stock option plan of the Company, including, without limitation, the Restated and Amended 2002 Stock Option Plan, or any other plan, agreement or arrangement (the “Stock Option Plans”), whether or not then exercisable or vested, shall be fully vested.  At the Effective Time, each such Company Option shall be cancelled.  In consideration for such vesting and cancellation, each Company Option shall thereafter represent the right to receive from the Surviving Corporation for each share of Company Common Stock issuable upon exercise of such Company Option immediately prior to the Effective Time an amount in cash equal to the product of (i) the excess, if any, of the Common Stock Merger Consideration over the exercise price per share of such Company Option and (ii) the number of shares of Company Common Stock issuable upon exercise of such Company Option (such amounts payable hereunder being referred to as the “Option Payment”).  Each Company Option with an exercise price equal to or greater than the Common Stock Merger Consideration shall be cancelled without any right to receive any consideration therefor.

(b)           All Company Options shall be surrendered and cancelled at the Effective Time and, upon such surrender and cancellation, the Option Payment will be made by the Parent (or, at Parent’s direction, by the Surviving Corporation) at the Effective Time; provided, however, that the amounts payable pursuant to the Option Payment shall be reduced by any applicable federal and state withholding Taxes.  To the extent the Option Payment shall have been reduced for any such Taxes, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(c)           From and after the Effective Time, any such cancelled Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Option Payment, if any, and the Company will use its reasonable best efforts to obtain all necessary consents to ensure that former holders of Company Options will have no rights other than the right to receive the Option Payment.  After the Effective Time, all Stock Option Plans shall be terminated and no further Company Options shall be granted thereunder.

Section 3.6            Company Warrants.

(a)           Prior to the Effective Time, the Company shall have obtained the consent of the requisite holders of the Company Warrants to amend the Company Warrants such that the Company Warrants shall terminate upon consummation of the Merger.  At the Effective Time, each such Company Warrant shall, by its terms, as amended, terminate and have no further force or effect.  In consideration for such amendment, each Company Warrant shall thereafter represent the right to receive from the Surviving Corporation for each share of Company Common Stock issuable upon exercise of such Company Warrant immediately prior to the Effective Time an amount in cash equal to the product of (i) the excess, if any, of the Common Stock Merger Consideration over the exercise price per share of such Company Warrant and (ii) the number of shares of Company Common Stock issuable upon exercise of such Company Warrant (such amounts payable hereunder being referred to as the “Warrant Payment”).  Each Company Warrant with an exercise price equal to or greater than the Common Stock Merger Consideration shall be terminated without any right to receive any consideration therefor.

(b)           In accordance with the terms and conditions of the Company Warrants, as amended, all Company Warrants shall be surrendered and cancelled at the Effective Time.  Upon such surrender and cancellation, the Warrant Payment will be made by the Parent (or, at Parent’s direction, by the Surviving Corporation) at the Effective Time.

(c)           In accordance with the terms and conditions of the Company Warrants, as amended, from and after the Effective Time, no Company Warrant shall be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Warrant Payment.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company SEC Reports or the Disclosure Schedule delivered by the Company to Parent prior to or concurrently with the execution of this Agreement (the “Company Disclosure Schedule”) which identifies exceptions by specific Section references, the Company hereby represents and warrants to Parent and Merger Sub as of the date hereof and as of the Effective Date as follows:

Section 4.1            Organization and Qualification; Subsidiaries.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each Subsidiary of the Company (each a “Company Subsidiary” and, collectively, the “Company Subsidiaries”) has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be.  The Company and each Company Subsidiary has the requisite power and authority and all necessary governmental licenses, franchises, permits, consents, approvals, registrations, certificates and authorizations to own, lease and operate its properties and to carry on its business as it is now being conducted and as it is currently contemplated to be conducted.  The Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Schedule 4.1 of the Company Disclosure Schedule sets forth a true, correct and complete list of all of the Company Subsidiaries, their respective jurisdictions of organization and the jurisdictions in which they are respectively qualified to do business.  Except as set forth on Schedule 4.1 of the Company Disclosure Schedule, none of the Company or any Company Subsidiary holds an Equity Interest in any other Person.

Section 4.2            Certificate of Incorporation and By-laws; Corporate Books and Records.  The copies of the Company’s Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated By-laws (the “By-laws”) that are listed as exhibits to the Company’s Form 10-K for the year ended September 30, 2009 (the “Company Form 10-K”) are true, correct and complete copies thereof as in effect on the date hereof.  The Company is not in violation of any of the provisions of the Certificate of Incorporation or the By-laws.  True, correct and complete copies of all minute books of the Company and the Company Subsidiaries have been made available by the Company to Parent.

Section 4.3            Capitalization.  The authorized capital stock of the Company consists of 250,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, of which 10,000 shares are designated as Series E Preferred Stock and 80,000 shares are designated as Series F Preferred Stock.  As of November 10, 2010, (a) 5,431,865 shares of Company Common Stock (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (b) 1,125 shares of Company Common Stock were held in the treasury of the Company or by the Company Subsidiaries, (c) 3,322,924 shares of Company Common Stock were issuable (and such number was reserved for issuance) upon exercise of Company Options outstanding as of such date, (d) 7,774,553 shares of Company Common Stock were issuable (and such number was reserved for issuance) upon exercise of Company Warrants outstanding as of such date, (e) 16,769,561 shares of Company Common Stock were issuable (and such number was reserved for issuance) upon exercise of the Parent Warrant as of such date, (f) 4,200 shares of Series E Preferred Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, and (g) 60,000 shares of Series F Preferred Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights.  Except for issued but unexercised Company Options to purchase not more than 3,322,924 shares of Company Common Stock and Company Warrants to purchase not more than 7,774,553 shares of Company Common Stock, the Parent Warrant and arrangements and agreements set forth on Schedule 4.3 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued capital stock or other Equity Interests of the Company or any Company Subsidiary, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company or any Company Subsidiary to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company or any Company Subsidiary.  Since January 1, 2010, the Company has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance as set forth in this Section 4.3 or Schedule 4.3 of the Company Disclosure Schedule.  The Company has previously provided Parent with a true, correct and complete list, as of October 31, 2010, of the prices at which outstanding Company Options may be exercised under the applicable Stock Option Plan, the number of Company Options outstanding at each such price and the vesting schedule of the Company Options for each director and officer of the Company.  None of the Company Options are “incentive stock options” within the meaning of Section 422 of the Code.  All shares of Company Common Stock subject to issuance under the Stock Option Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.  Except as set forth on Schedule 4.3 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company Subsidiary (a) restricting the transfer of, (b) affecting the voting rights of, (c) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (d) requiring the registration for sale of or (e) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock of, or other Equity Interests in, the Company or any Company Subsidiary.  Except as set forth on Schedule 4.3 of the Company Disclosure Schedule, each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or another Company Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or such other Company Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever.  There are no outstanding contractual obligations of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person, other than guarantees by the Company of any indebtedness or other obligations of any wholly-owned Company Subsidiary.

Section 4.4            Authority.

(a)           The Company has the requisite corporate power and authority to execute and deliver this Agreement, and, subject to the adoption of this Agreement by the requisite vote of the Company’s stockholders, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to be consummated by the Company.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the requisite corporate action and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or thereby other than, with respect to the Merger, as provided in Section 4.20.  The Board has (i) approved this Agreement, (ii) declared advisable the transactions contemplated hereby, (iii) directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s stockholders for approval at a meeting of such stockholders and (iv) resolved to recommend that the Company’s common and preferred stockholders approve the adoption of this Agreement (the “Board Recommendation”).  This Agreement has been duly authorized and validly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms.

(b)           The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to, or as a result of, this Agreement and the transactions contemplated hereby, including the Merger, without any further action on the part of the stockholders or the Board.  True, correct and complete copies of all resolutions of the Board reflecting such actions have been previously provided to Parent.  No other state takeover statute or similar statute or regulation is applicable to or purports to be applicable to the Merger or any other transaction contemplated by this Agreement.

Section 4.5            No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) (assuming the Company Stockholder Approval is obtained) conflict with or violate any provision of the Certificate of Incorporation or By-laws or any equivalent organizational documents of any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained and all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) other than as required under the Securities Purchase and Sale Agreement, require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit or other instrument or obligation.

(b)           The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person, except under the Exchange Act, Securities Act, any applicable Blue Sky Law, and the filing and recordation of the Certificate of Merger as required by the DGCL.

Section 4.6            Permits; Compliance With Law.  Except as set forth on Schedule 4.6 of the Company Disclosure Schedule, each of the Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company and each Company Subsidiary to own, lease and operate its properties or to carry on its respective businesses substantially in the manner described in the Company SEC Filings filed prior to the date hereof and substantially as such businesses are being conducted as of the date hereof (the “Permits”), and all such Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Permits would not, individually or in the aggregate, reasonably be expected to (a) prevent or materially delay consummation of the Merger, (b) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or (c) have a Company Material Adverse Effect.  None of the Company or any Company Subsidiary is in conflict with, or in default or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (b) any Permits, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to (a) prevent or materially delay consummation of the Merger, (b) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or (c) have a Company Material Adverse Effect.

Section 4.7            SEC Filings; Financial Statements.

(a)           Since October 1, 2008 the Company has filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, through the date hereof (collectively, the “Company SEC Filings”).  Each Company SEC Filing (i) as of its date, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, no Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act.

(b)           Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Filings was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, and each presented fairly the consolidated financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which did not and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect).  The books and records of the Company and each Company Subsidiary have been, and are being, maintained in accordance with applicable legal and accounting requirements.

(c)           Except as and to the extent set forth on the consolidated balance sheet of the Company and the Company Subsidiaries as of June 30, 2010 included in the Company Form 10-Q, including the notes thereto, none of the Company or any consolidated Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business consistent with past practice since June 30, 2010 that would not, individually or in the aggregate, reasonably be expected to (i) prevent or materially delay consummation of the Merger, (ii) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or (iii) have a Company Material Adverse Effect.

Section 4.8            Disclosure Documents.

(a)           The Proxy Statement and any Other Filings, and any amendments or supplements thereto, when filed by the Company with the SEC, or when distributed or otherwise disseminated to the Company’s stockholders, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and other applicable Laws.

(b)           (i) The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement, and at the Effective Time and (ii) any Other Filings or any supplement or amendment thereto, at the time of the filing thereof and at the time of any distribution or dissemination thereof, in each case, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The representations and warranties contained in this Section 4.8(b) will not apply to statements or omissions included in the Proxy Statement or any Other Filings based upon information furnished in writing to the Company by Parent or Merger Sub specifically for use therein.

Section 4.9            Absence of Certain Changes or Events.  Since June 30, 2010, except as specifically contemplated by, or as disclosed in, this Agreement or on Schedule 4.9 of the Company Disclosure Schedule, the Company and each Company Subsidiary has conducted its businesses in the ordinary course consistent with past practice and, since such date, there has not been (a) any Company Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (b) any event or development that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement by the Company or (c) any action taken by the Company or any Company Subsidiary during the period from June 30, 2010 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 6.1.

Section 4.10            Employee Benefit Plans.

(a)           Schedule 4.10(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of the Company or any ERISA Affiliate (as defined below)), which are now, or were within the past six (6) years, maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a “Company Benefit Plan”).  For purposes of this Section 4.10, “ERISA Affiliate” shall mean any entity (whether or not incorporated) other than the Company that, together with the Company, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.  None of the Company or, to the Knowledge of the Company, any other person or entity, has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(b)           Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Filings prior to the date of this Agreement.  With respect to the Company Benefit Plans, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other applicable Law.

(c)           All costs of administering and contributions required to be made to each Company Benefit Plan under the terms of that Company Benefit Plan, ERISA, the Code, or any other applicable Law have been timely made by the Company and are fully deductible in the year for which they were paid.  All other amounts that should be accrued to date as liabilities of the Company under or with respect to each Company Benefit Plan (including administrative expenses and incurred but not reported claims) for the current plan year of each such plan have been recorded on the books of the Company.  There is and will be no material liability of the Company or any Company Subsidiary (i) with respect to any Company Benefit Plan that has previously been terminated by the Company or any Company Subsidiary or any predecessor Person or (ii) under any insurance policy or similar arrangement procured in connection with any Company Benefit Plan in the nature of a retroactive rate adjustment, loss sharing arrangement, or other liability.

(d)           No circumstance exists and no event (including any action or any failure to take any action) has occurred with respect to any Company Benefit Plan currently or formerly maintained by the Company or any Company Subsidiary, or any predecessor Persons, or to which the Company or any Company Subsidiary or any predecessor Persons is or has been required to contribute, that could subject the Company or any Company Subsidiary to any liability (including any penalty for failure to timely file any required report with any governmental agency) or Lien under ERISA or the Code which would reasonably be expected to have a Company Material Adverse Effect, nor will the transactions contemplated by this Agreement give rise to any such liability or Lien.

Section 4.11            Labor and Other Employment Matters.

(a)           Each of the Company and each Company Subsidiary is in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings and wages and hours, except such non-compliance as would not reasonably be expected to have a Company Material Adverse Effect.  None of the Company or any Company Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).  Except as set forth on Schedule 4.11(a) of the Company Disclosure Schedule, none of the Company or any Company Subsidiary is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or any Company Subsidiary, and no collective bargaining agreement or other labor union contract is being negotiated by the Company or any Company Subsidiary.  There is no labor dispute, strike, slowdown or work stoppage against the Company or any Company Subsidiary pending or, to the knowledge of the Company, threatened which may interfere in any respect that would have a Company Material Adverse Effect with the respective business activities of the Company or any Company Subsidiary.  No labor union or similar organization has otherwise been certified to represent any persons employed by the Company or any Company Subsidiary or has applied to represent such employees or is attempting to organize so as to represent such employees.  There are no material pending claims against the Company or any Company Subsidiary under any workers’ compensation plan or policy or for long-term disability.  Except as set forth on Schedule 4.11 of the Company Disclosure Schedule, there are no material controversies pending or, to the Knowledge of the Company, threatened, between the Company or any Company Subsidiary and any of their current or former employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity.  To the Company’s Knowledge, no employee of the Company or any Company Subsidiary is in any material respect in violation of any term of any employment contract, non-disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or such Company Subsidiary because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.  No employee of the Company or any Company Subsidiary has given notice, nor is the Company otherwise aware, that such employee intends to terminate his or her employment with the Company or such Company Subsidiary.

(b)           The Company has identified on Schedule 4.11(b) of the Company Disclosure Schedule and has made available to Parent true, correct and complete copies of (i) all severance and employment agreements with directors, officers or employees of or consultants to the Company or any Company Subsidiary, (ii) all severance programs and policies of the Company and each Company Subsidiary with or relating to its employees and (iii) all plans, programs, agreements and other arrangements of the Company and each Company Subsidiary with or relating to its directors, officers, employees or consultants which contain change in control provisions.  Except as set forth on Schedule 4.11(b) of the Company Disclosure Schedule, none of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment) (i) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of the Company or any Company Subsidiary or affiliate from the Company or any Company Subsidiary or affiliate under any Company Benefit Plan or otherwise, (ii) significantly increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any material benefits.  No individual who is a party to an employment agreement listed on Schedule 4.11(b) of the Company Disclosure Schedule or any agreement incorporating change in control provisions with the Company has terminated employment or been terminated, nor has any event occurred that could give rise to a termination event, in either case under circumstances that have given, or could give, rise to a severance obligation on the part of the Company under such agreement.  Schedule 4.11(b) of the Company Disclosure Schedule sets forth the Company’s best estimates of the amounts payable to the executives listed therein as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (including any cash-out or acceleration of options and restricted stock and any “gross-up” payments with respect to any of the foregoing), based on compensation data applicable as of the date of the Company Disclosure Schedule and the assumptions stated thereon.

Section 4.12            Material Contracts.

(a)           Schedule 4.12 of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of all contracts, commitments, licenses, agreements, obligations or arrangements, whether oral or written, formal or informal, to which the Company or any Company Subsidiary is a party (or intends to become a party) or to which any of their respective assets or properties is bound:

(i)           under which the Company or a Company Subsidiary leases personal property from or to third parties under operating leases which involve payments in excess of $25,000 per annum;

(ii)           for the purchase or sale of products or other personal property or for the furnishing or receipt of services (A) which calls for performance over a period of more than one (1) year, (B) which involves payments of more than $50,000 in the aggregate or (C) in which the Company or any Company Subsidiary has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from any Person which involves payments in excess of $50,000, but excluding purchase orders or sales contracts which are revocable without penalty by the Company or any Company Subsidiary;

(iii)           (A) granting representation, marketing or distribution rights or (B) relating to Intellectual Property (including, without limitation, license, franchise or similar agreements);

(iv)           establishing or maintaining any partnership, joint venture or strategic alliance or pursuant to which the Company or any Company Subsidiary has purchased the assets, business or Equity Interests of any other Person during the last three (3) years;

(v)           under which there is or may be imposed a Lien on any of its assets, whether tangible or intangible (other than the Liens granted in favor of Parent);

(vi)           concerning any non-competition or non-solicitation obligations entered into outside the ordinary course of business;

(vii)           under which the Company or any Company Subsidiary is or would be restricted from carrying on its business or any part thereof, or from competing in any line of business or with any Person;

(viii)           with officers, directors, employees or consultants of the Company or any Company Subsidiary;

(ix)           resulting in or providing for the creation of any Lien (including any lease notifications) other than any Liens granted in favor of Parent;

(x)           involving any Affiliates of the Company or any Company Subsidiary;

(xi)           under which the consequences of a default or termination could reasonably be likely to have a Company Material Adverse Effect; and

(xii)           not entered into in the ordinary course of business and not otherwise disclosed on Schedule 4.12 of the Company Disclosure Schedule in response to any of the foregoing clauses.

(b)           All of the contracts, commitments, licenses, agreements, obligations or arrangements described in clauses (i) through (xii) of Section 4.12(a), together with the real property leases, subleases, licenses and other interests described in Section 4.22, whether entered into prior to, on or after the Effective Time, are each referred to herein as a “Material Contract” and are collectively referred to herein as the “Material Contracts.”

(c)           Each Material Contract existing as of the date hereof is a legal, valid and binding obligation of each of the Company or any Company Subsidiary that is a party thereto, on the one hand, and to the Knowledge of the Company or any Company Subsidiary, the other parties thereto, on the other hand, enforceable against each of them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability and is in full force and effect.  The parties to each Material Contract are in substantial compliance with the terms thereof, and no default or event of default by any of the Company or any Company Subsidiary or, to the Knowledge of the Company or any Company Subsidiary, any other party thereto exists thereunder.

(d)           None of the Company or any Company Subsidiary is a party to any contract, commitment, license, agreement, obligation or arrangement that restricts it from carrying on its business or any part thereof, or from competing in any line of business or with any other Person.

Section 4.13            Existing Indebtedness; Existing Liens; Investments.

(a)           Schedule 4.13(a) of the Company Disclosure Schedule sets forth a true, correct and complete list, and describes, as of the date or dates indicated therein, as applicable:

(i)           all Indebtedness of the Company and each Company Subsidiary showing, as to such Indebtedness, the payee thereof and the total amount outstanding (by principal, interest and other amounts, if applicable);

(ii)           all Liens in respect of any property or assets of the Company and each Company Subsidiary showing, as to each Lien, the name of the grantor and secured party, the Indebtedness secured thereby, the name of the debtor (if different from the grantor) and the assets or other property covered by such Lien;

(iii)           all Investments, if any, of the Company and each Company Subsidiary;

(iv)           all outstanding UCC financing statements naming the Company or any Company Subsidiary as a debtor, showing, as to each financing statement, the basis for the filing; and

(v)           a trade payables aging schedule for the Company and each Company Subsidiary as of September 30, 2010.

(b)           Except as set forth on Schedule 4.13(b) of the Company Disclosure Schedule, (i) neither the Company nor any Company Subsidiary has on the date hereof any material Contingent Obligations, liabilities for Taxes, liabilities for product defects or under warranties, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, (ii) neither the Company nor any Company Subsidiary is obligated as surety or indemnitor under any surety or similar bond or other contract issued or entered into to assure payment, performance or completion of performance of any undertaking or obligation of any Person and (iii) neither the Company nor any Company Subsidiary is a party or subject to any contract or agreement which restricts its right or ability to incur Indebtedness.

(c)           Immediately following the Effective Time, neither the Company nor any Company Subsidiary will have any Indebtedness, whether accrued, absolute, contingent or otherwise, except as set forth on Schedule 4.13(c) of the Company Disclosure Schedule.

Section 4.14            Litigation.  Except as and to the extent set forth in the Company SEC Filings filed prior to the date of this Agreement or on Schedule 4.14 of the Company Disclosure Schedule, (a) there is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or for which the Company or any Company Subsidiary is obligated to indemnify a third party that (i) has had or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (ii) as of the date hereof, challenges the validity or propriety of, or seeks to prevent or materially delay consummation of, the Merger or any other transaction contemplated by this Agreement and (b) none of the Company or any Company Subsidiary is subject to any outstanding order, writ, injunction, decree or arbitration ruling, award or other finding which has had or would, individually or in the aggregate, reasonably be expected to (i) prevent or materially delay consummation of the Merger, (ii) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or (iii) result in a Company Material Adverse Effect.

Section 4.15            Environmental Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a)           The Company and each Company Subsidiary (i) are in compliance with all, and are not subject to any liability with respect to, any applicable Environmental Laws, (ii) hold or have applied for all Environmental Permits necessary to conduct their current operations and (iii) are in compliance with their respective Environmental Permits.

(b)           None of the Company or any Company Subsidiary has received any written notice, demand, letter, claim or request for information alleging that the Company or any Company Subsidiary may be in violation of, or liable under, any Environmental Law.

(c)           None of the Company or any Company Subsidiary (i) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the Knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto or (ii) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

(d)           None of the real property owned or leased by the Company or any Company Subsidiary is listed or, to the Knowledge of the Company, proposed for listing on the “National Priorities List” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

Section 4.16            Intellectual Property.  Schedule 4.16 of the Company Disclosure Schedule sets forth a true, correct and complete list of all Intellectual Property significant to the businesses of the Company and each Company Subsidiary in substantially the same manner as such businesses are conducted on the date hereof (“Material Intellectual Property”).  The Company owns or has the defensible right to use, whether through ownership, licensing or otherwise, all Material Intellectual Property.  Except as set forth on Schedule 4.16 of the Company Disclosure Schedule:  (i) no written claim of invalidity or conflicting ownership rights with respect to any Material Intellectual Property has been made by a third party and no such Material Intellectual Property is the subject of any pending or, to the Company’s Knowledge, threatened action, suit, claim, investigation, arbitration or other proceeding, (ii) no person or entity has given notice to the Company or any Company Subsidiary that the use of any Material Intellectual Property by the Company, any Company Subsidiary or any licensee is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name or copyright or design right, or that the Company, any Company Subsidiary or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how, (iii) the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution or publishing of any process, machine, manufacture or product related to any Material Intellectual Property does not and will not infringe any domestic or foreign patent, trademark, service mark, trade name, copyright or other intellectual property right of any third party, and does not and will not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party, (iv) there exists no prior act or current conduct or use by the Company, any Company Subsidiary or any third party that would void or invalidate any Material Intellectual Property and (v) the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not breach, violate or conflict with any instrument or agreement concerning any Material Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Material Intellectual Property or impair the right of Parent or the Surviving Corporation to make, use, sell, license or dispose of, or to bring any action for the infringement of, any Material Intellectual Property.  In addition, the matters disclosed on Schedule 4.16 of the Company Disclosure Schedule would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.17            Taxes.

(a)           The Company and each Company Subsidiary has timely filed all Tax Returns with the appropriate taxing authority required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were true, correct and complete, subject to such exceptions as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.  All Taxes that are shown as due on such filed Tax Returns have been paid and the Company and each Company Subsidiary has provided adequate reserves in accordance with GAAP in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns, subject to such exceptions as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           There are no audits or other administrative proceedings or court proceedings presently pending with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary and none of the Company or any Company Subsidiary has received a written notice or announcement of any audits or proceedings, subject to such exceptions as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.  No requests for waivers of time to assess any Taxes are pending and none of the Company or any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year.

(c)           There are no Tax Liens upon any property or assets of the Company or any Company Subsidiary except liens for current Taxes not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings, subject to such exceptions as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)           The Company and each Company Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, subject to such exceptions as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)           None of the Company or any Company Subsidiary is responsible for the Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee, by contract or otherwise which could reasonably be expected to give rise to a Company Material Adverse Effect.

(f)           None of the Company or any Company Subsidiary has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of any asset owned by it.

(g)           The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

(h)           Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the interest payable by the Company or any Company Subsidiary under outstanding indebtedness is nondeductible under Section 163 of the Code or is treated as interest on corporate acquisition indebtedness under Section 279 of the Code.

(i)           None of the Company or any Company Subsidiary is a party to any contract, plan or arrangement under which it is obligated to make or to provide, or could become obligated to make or to provide, a payment or benefit that would not be deductible as a result of application of Section 280G of the Code.

Section 4.18            Insurance.  Schedule 4.18 of the Company Disclosure Schedule sets forth a true, correct and complete list of all liability and other insurance coverage (including, without limitation, product liability and product recall insurance) insuring each of the Company and any Company Subsidiary against losses arising out of or related to their respective businesses, which list accurately describes the coverage carried and the expiration dates of such policies.  Each of the Company and any Company Subsidiary is covered by insurance in scope and amount customary and reasonable for the business in which they are engaged and will be so covered after consummation of the transactions contemplated hereby and under the Agreement.  The insurance policies listed on Schedule 4.18 of the Company Disclosure Schedule constitute insurance protection against liability, claims and risks occurring in the ordinary course of business customarily included within comprehensive liability coverage and at amounts and levels customarily maintained for a business of this type.  All such policies are in full force and effect.

Section 4.19            Opinion of Financial Advisor.  Hempstead & Co., Inc.  (the “Financial Advisor”) has delivered to the Board its written opinion (the “Fairness Opinion”) that (a) the Common Stock Merger Consideration is fair from a financial point of view, to the holders of Company Common Stock, (b) the Series E Merger Consideration is fair, from a financial point of view, to the holders of Series E Preferred Stock and (c) the Series F Merger Consideration is fair, from a financial point of view, to the holders of Series F Preferred Stock.

Section 4.20            Vote Required.  The affirmative vote of the holders of a majority of the outstanding Company Common Stock, Series E Preferred Stock and Series F Preferred Stock, voting together as a single class on an as-converted basis, is the only vote, if any, of the holders of any class or series of capital stock or other Equity Interests of the Company necessary to approve the Merger and the Merger Agreement.

Section 4.21            Transactions With Affiliates.

(a)           Except as set forth on Schedule 4.21(a) of the Company Disclosure Schedule or as contemplated by this Agreement:

(i)           neither the Company nor any Company Subsidiary is indebted, directly or indirectly, to any of its own officers or directors, the officers or directors of its Affiliates, any Affiliate, or to any members of the Immediate Families of such officers or directors, except for, in the case of employees and officers, compensation payable in the ordinary course of business and reasonable expenses accrued in the ordinary course of business consistent with past practices;

(ii)           no Affiliate, employee, officer or director of the Company or any Company Subsidiary, and no member or members of their Immediate Families, is (A) indebted to the Company or any Company Subsidiary in any amount whatsoever or (B) has any direct or indirect ownership interests in any Person which competes, directly or indirectly, with the Company or any Company Subsidiary; and

(iii)           there are no stockholder, voting or similar agreements between or among the stockholders of the Company or any Company Subsidiary.

(b)           Except for interests in employee benefit plans and as set forth on Schedule 4.21(b) of the Company Disclosure Schedule, no officer, director, employee or Affiliate of the Company or any Company Subsidiary, and no member of the Immediate Families of any of the foregoing, has any direct or indirect interest in any contract, commitment, license, agreement, obligation or arrangement to which the Company or any Company Subsidiary is a party or by which it or its assets are bound.

Section 4.22            Real Property.

(a)           Neither the Company nor any Company Subsidiary owns any Real Property.

(b)           Schedule 4.22 of the Company Disclosure Schedule sets forth a true, correct and complete description of all leases, subleases or licenses of any real property to which the Company or any Company Subsidiary will be a party immediately after the Effective Time.  The Company and any Company Subsidiaries have delivered to the Parent true, correct and complete copies of the leases listed on Schedule 4.22 of the Company Disclosure Schedule.  None of the Company or any Company Subsidiary leases or otherwise holds or uses any other real property.  With respect to each such lease:

(i)           there are no disputes, oral agreements or forbearance programs in effect as to any such lease, sublease or license and, to the Knowledge of the Company and any Company Subsidiary, neither the Company nor any Company Subsidiary nor the landlord party to such lease, license or sublease is in material breach or default thereunder; and

(ii)           neither the Company nor any Company Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leases, subleases or licenses listed on Schedule 4.22 of the Company Disclosure Schedule.

(c)           No consent of any party to such lease is required in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, the consummation of the transactions contemplated herein, and no such event shall be prohibited by, or shall constitute a default under, such lease.

Section 4.23            Title to Property; Liens.  Except as set forth on Schedule 4.23 of the Company Disclosure Schedule, each of the Company and any Company Subsidiaries has valid and subsisting leasehold interests in all of their respective Real Property, and has good title to or right to use all of their respective other property, tangible and intangible, in each case, free and clear of all Liens.  Each of the Company and any Company Subsidiaries has paid or discharged all lawful claims (other than those being contested in good faith by appropriate proceedings) which, if unpaid, might become a Lien against any of their respective properties.  Each of the Company and the Company Subsidiaries enjoys quiet possession under all leases to which it is a party as lessee, and all of such leases are valid, subsisting and in full force and effect.  None of such leases contain any provision restricting the incurrence of indebtedness by the lessee or any unusual or burdensome provision adversely affecting the current and proposed operations of the Company or any Company Subsidiary.  Each of the Company and any Company Subsidiary owns or has a valid right to use all assets, properties, rights and operating licenses necessary to conduct the business that is being conducted and as proposed to be conducted by the Company and any Company Subsidiary.

Section 4.24            Business Relationships.

(a)           After giving effect to the consummation of the transactions contemplated by this Agreement, there exists no actual or, to the Knowledge of the Company or any Company Subsidiary, threatened termination, cancellation or limitation of, or any adverse modification or change in, the business relationship proposed to be conducted by the Company or any Company Subsidiary with any of their respective material customers, and to the Knowledge of the Company and the Company Subsidiaries there exists no present condition or state of facts or circumstances which could materially and adversely affect the Company or the Company Subsidiaries or prevent them from conducting their respective business with their respective material suppliers and customers after the consummation of the transactions contemplated by this Agreement in substantially the same manner in which it has been heretofore conducted.

(b)           To the Knowledge of the Company or any Company Subsidiary, neither the Company nor any Company Subsidiary and no officer, agent, employee or other person acting on behalf of any the Company or any Company Subsidiary has, directly or indirectly, (i) used any corporate fund for unlawful contributions, unlawful gifts or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, (iii) established or maintained any unlawful or unrecorded records or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, or other payment of a similar or comparable nature, to any person, public or private, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained.  Neither the Company nor any Company Subsidiary has participated in any illegal boycott or other similar illegal practices affecting any of its actual or potential clients or customers.

Section 4.25            Brokers.  No broker, finder or investment banker (other than the Financial Advisor and KPMG CF) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any Company Subsidiary.  The Company has heretofore made available to Parent a true, correct and complete copy of all agreements between the Company and the Financial Advisor and KPMG CF, respectively, pursuant to which such firm would be entitled to any payment relating to the Merger or any other transaction contemplated by this Agreement.

Section 4.26            Depository and Other Accounts.  Schedule 4.26 of the Company Disclosure Schedule sets forth a true, correct and complete list of all banks and other financial institutions and depositories at which the Company and any Company Subsidiaries maintain deposit accounts, spread accounts, yield supplement reserve accounts, operating accounts, trust accounts, trust receivable accounts or other accounts of any kind or nature into which funds of the Company or Company Subsidiaries are deposited from time to time.  Schedule 4.26 of the Company Disclosure Schedule correctly identifies the name and address of each such bank, financial institution and depository, the name in which each account is held, and the account number for each such account.  The Company will notify the Parent and supplement Schedule 4.26 of the Company Disclosure Schedule as new accounts are established within five (5) Business Days thereof.

Section 4.27            Equipment and Other Personal Property.  The Equipment and other personal property of the Company and any Company Subsidiaries is in good operating condition and repair, and all necessary replacements of and repairs thereto shall be made so that the operating efficiency thereof shall be maintained and preserved, reasonable wear and tear excepted, except where the failure to so maintain the same could not reasonably be expected to have a Company Material Adverse Effect.  Neither the Company nor any Company Subsidiary will permit any Equipment or other personal property to become affixed to any Real Property leased to the Company or any Company Subsidiary so that an interest arises therein under the real estate laws of the applicable jurisdiction unless the landlord of such Real Property has executed a landlord waiver or leasehold mortgage in favor of and in form reasonably acceptable to the Parent.

Section 4.28            Inventory.  After considering reserves, all inventories of raw material, purchased parts materials, work in process, finished products, goods, spare parts, replacement and component parts, and office and other supplies used or to be distributed, licensed or sold in connection with the business of the Company or any Company Subsidiary consistent with past practice (“Inventory”) (a) was acquired in the ordinary course of business, (b) is of good and merchantable quality and (c) consists substantially of a quality, quantity and condition useable, leasable or saleable in the ordinary course of business.  Neither the Company nor any Company Subsidiary is under any liability or obligation with respect to the return of Inventory in the possession of distributors, wholesalers, retailers or other customers in excess of established reserves.  Except as set forth on Schedule 4.28 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary holds any Inventory on consignment, or holds title to or ownership of any Inventory in the possession of others.

Section 4.29            Accounts.  All Accounts of the Company and any Company Subsidiaries represent amounts due for services performed or sales actually made in the ordinary course of business and properly reflect the amounts due.  No counterclaims or offsetting claims with respect to presently outstanding Accounts are pending or threatened and such Accounts are fully collectible in their stated amount, net of applicable reserves for bad debt.  No part of the Accounts is contingent upon performance by the Company or any Company Subsidiaries or any other party of any obligation, and no agreements for deductions or discounts have been made with respect to any part of the Accounts.  No portion of the Accounts represents amounts due for goods consigned by the Company or any Company Subsidiary and no agreements have been made allowing for the return of goods represented by the Accounts, or any portion thereof.

Section 4.30            Names; Business Locations.

(a)           Neither the Company nor any Company Subsidiary has been known as or has used any legal, fictitious or trade names, except those listed on Schedule 4.30 of the Company Disclosure Schedule.  Except as set forth on Schedule 4.30 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has been the surviving entity of a merger or consolidation or has acquired all or substantially all of the assets of any Person.

(b)           Each of the Company’s and any Company Subsidiaries’ chief executive office and other places of business as of the date hereof are as listed on Schedule 4.30 of the Company Disclosure Schedule hereto.  During the preceding one-year period, neither the Company nor any Company Subsidiary has had an office or place of business other than as listed on Schedule 4.30 of the Company Disclosure Schedule, nor do they maintain collateral at any client site or other location other than those listed on Schedule 4.30 of the Company Disclosure Schedule.  Except as shown on Schedule 4.30 of the Company Disclosure Schedule, as of the date hereof, no Inventory is stored with a bailee, distributor, warehouseman or similar party, nor is any Inventory consigned to any Person.

Section 4.31            No Other Representations or Warranties.

(a)           No representation, warranty or other statement of the Company or any Company Subsidiary contained in this Agreement and the Company Disclosure Schedule, taken as a whole, is, or will be, untrue with respect to any material fact or omits, or will omit, to state a material fact necessary in order to make the statement made herein or therein, in light of the circumstances in which such statement was made, not misleading.

(b)           There are no facts or circumstances existing which could reasonably be expected to have a Company Material Adverse Effect, either individually or in the aggregate.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Except as set forth in the Disclosure Schedule delivered by Parent and Merger Sub to the Company prior to or concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”), which shall identify exceptions by specific Section references, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as of the date hereof and as of the Effective Date as follows:

Section 5.1            Organization and Qualification; Subsidiaries.  Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.  Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.2            Authority.  Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub, to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by each of Parent and Merger Sub, as applicable, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action, subject to the adoption of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub, and no other proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub, as applicable, and constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

Section 5.3            No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement does not, and the performance thereof by Parent and Merger Sub will not, (i) conflict with or violate any provision of the governing documents of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.3(b) have been obtained and all filings and notifications described in Section 5.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected or (iii) result in any breach of, any loss of any benefit under, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, other instrument or obligation.

(b)           The execution and delivery of this Agreement does not, and the performance hereof by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other Person, except under the Exchange Act, Securities Act, any applicable Blue Sky Laws, filing and recordation of the Certificate of Merger as required by the DGCL.

Section 5.4            Litigation.  As of the date hereof, (a) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or Merger Sub and (b) neither Parent nor Merger Sub is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Entity which, in the case of (a) or (b), would, individually or in the aggregate, reasonably be expected to prevent or materially delay Parent’s or Merger Sub’s ability to consummate the Merger.

Section 5.5            Disclosure Documents.  The information with respect to Parent and Merger Sub that Parent or Merger Sub furnishes to the Company specifically for use in the Proxy Statement or any Other Filings will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (a) in the case of the Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement, and at the Effective Time and (b) in the case of any Other Filings, or any supplement or amendment thereto, at the time of the filing thereof and at the time of any distribution or dissemination thereof.

Section 5.6            Ownership of Merger Sub; No Prior Activities.

(a)           Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

(b)           Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.7            Brokers.  No broker, finder or investment banker (other than Capstone Advisory Group, LLC, the Parent’s financial advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.8            Financing.  At the Effective Time, Parent will have available all the funds necessary to pay all of the Exchange Consideration and to pay all fees, costs and expenses payable by Parent related to the transactions contemplated by this Agreement.

Section 5.9            Proxy Statement; Other Information.  None of the information provided by Parent or Merger Sub with respect to itself for inclusion in the Proxy Statement will (a) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto and (b) at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.10            Absence of Arrangements with Management.  Except for this Agreement, as of the date of this Agreement, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Parent or any of its Affiliates (other than the Company), on one hand, and or any member of the Company’s management or Board, relating to the transactions contemplated by this Agreement.

ARTICLE VI
COVENANTS

Section 6.1            Conduct of Business by the Company Pending the Effective Time.  The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth on Schedule 6.1 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, unless Parent shall otherwise agree in writing, the Company will, and will cause each Company Subsidiary to, (a) conduct its operations only in the ordinary and usual course of business consistent with past practice and (b) use its reasonable best efforts to keep available the services of the current officers, key employees and consultants of the Company and each Company Subsidiary and to preserve the current relationships of the Company and each Company Subsidiary with such of the customers, suppliers and other Persons with which the Company or any Company Subsidiary has significant business relations as is reasonably necessary to preserve substantially intact its business organization.  Without limiting the foregoing, and as an extension thereof, except as set forth on Schedule 6.1 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, the Company shall not (unless required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company), and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent:

(a)           amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

(b)           (i) issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of the Company or any Company Subsidiary, other than the issuance of shares of Company Common Stock upon the exercise of Company Options, the Company Warrants and the Parent Warrant outstanding as of the date hereof in accordance with their terms or (ii) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including Intellectual Property) of the Company or any Company Subsidiary, except pursuant to existing contracts or commitments or the sale or purchase of goods in the ordinary course of business consistent with past practice, or enter into any commitment or transaction outside the ordinary course of business;

(c)           declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Company Subsidiary to the Company or to any other wholly-owned Company Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

(d)           reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities;

(e)           (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice, (ii) incur any Indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person for borrowed money, except for Indebtedness to Parent or any Affiliate of Parent, (iii) terminate, cancel or request any material change in, or agree to any material change in, any Material Contract other than in the ordinary course of business consistent with past practice, (iv) make or authorize any capital expenditure in excess of the Company’s budget as disclosed to Parent prior to the date hereof or (v) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 6.1(e);

(f)           except as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement as disclosed on Schedule 4.10 of the Company Disclosure Schedule:  (i) increase the compensation or benefits payable or to become payable to its directors, officers or employees (except for increases in accordance with past practices in salaries or wages of employees of the Company or any Company Subsidiary which are not across-the-board increases), (ii) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law or the terms of a collective bargaining agreement in existence on the date of this Agreement or (iii) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan;

(g)           (i) pre-pay any long-term debt to Parent or Parent’s Affiliates, or pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms, (ii) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, (iii) delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice or (iv) vary the Company’s inventory practices in any material respect from the Company’s past practices;

(h)           make any change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or by a Governmental Entity;

(i)           waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

(j)           make any material tax election or settle or compromise any material liability for Taxes;

(k)           modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party;

(l)           write up, write down or write off the book value of any assets, except for depreciation and amortization in accordance with GAAP consistently applied;

(m)           take any action to exempt or make not subject to (i) the provisions of Section 203 of the DGCL or (ii) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person or entity (other than Parent and Merger Sub) or any action taken thereby, which Person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

(n)           take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied;

(o)           authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing; or

(p)           enter into a new material line of business.

Section 6.2            Cooperation.  The Company and Parent shall coordinate and cooperate in connection with (a) the preparation of the Proxy Statement and any Other Filings, (b) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the Merger and (c) timely seeking to obtain any such actions, consents, approvals or waivers, to make any such filings and to furnish information required in connection therewith or with the Proxy Statement or any Other Filings.

Section 6.3            Proxy Statement.

(a)           As promptly as practicable after the execution of this Agreement, the Company shall prepare, and as promptly as practicable after the No-Shop Period Start Date, the Company shall file, with the SEC a proxy statement relating to the meeting of the Company’s stockholders to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the “Proxy Statement”).  In addition, the Company shall prepare and file with the SEC, any Other Filings as and when required or requested by the SEC.  The Company, after consultation with Parent, will use all reasonable efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement and any Other Filings.  Parent shall furnish all information concerning it, its Affiliates and the holders of its capital stock as the Company may reasonably request in connection with such actions and the preparation of the Proxy Statement and any Other Filings.  As promptly as practicable after the clearance of the Proxy Statement by the SEC, the Company shall mail the Proxy Statement to its stockholders.  The Proxy Statement shall (subject to Section 6.6(f) and Section 6.6(g) hereof) include the recommendation of the Board that adoption of the Merger Agreement by the Company’s stockholders is advisable and that the Board has determined that the Merger and the Exchange Consideration are fair and in the best interests of the Company’s stockholders.

(b)           Subject to Section 6.6(f) and Section 6.6(g) hereof, no amendment or supplement (other than pursuant to Rule 425 of the Securities Act with respect to releases made in compliance with Section 6.8 of this Agreement) to the Proxy Statement or any Other Filings will be made by the Company without the approval of Parent (which approval shall not be unreasonably withheld or delayed).  The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or any Other Filings or comments thereon and responses thereto or requests by the SEC for additional information.

(c)           If at any time prior to the Effective Time, any event or circumstance relating to Parent, or its officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Proxy Statement or any Other Filing, Parent shall promptly inform the Company.

(d)           If at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement or any Other Filing, the Company shall promptly inform Parent.  All documents that the Company is responsible for filing in connection with the transactions contemplated herein shall comply as to form and substance in all material respects with the applicable requirements of the Exchange Act, the rules and regulations thereunder and other applicable Laws.

Section 6.4            Stockholders’ Meeting.  The Company shall call and hold a meeting of its stockholders (the “Stockholders’ Meeting”) as promptly as practicable for the purpose of voting upon the approval of the Merger and the Merger Agreement, and the Company shall use its best efforts to hold the Stockholders’ Meeting as soon as practicable after the date on which the Proxy Statement is cleared by the SEC.  The Company shall use its reasonable best efforts to obtain the requisite stockholder vote for approval of the Merger and of this Agreement, subject to the Board’s fiduciary duties described in Section 6.6.

Section 6.5            Access to Information; Confidentiality.

(a)           Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any Company Subsidiary is a party (which such Person shall use its reasonable best efforts to cause the counterparty to waive), from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary and each of their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, and agents and other representatives (collectively, “Company Representatives”) to: (i) provide to Parent and Merger Sub and their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Parent Representatives”) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its Subsidiaries as the other party or its representatives may reasonably request.  No investigation conducted pursuant to this Section 6.5 shall affect or be deemed to modify or limit any representation or warranty made in this Agreement.

(b)           With respect to the information disclosed pursuant to Section 6.5(a), the parties shall comply with, and shall cause their respective representatives to comply with, all of their respective obligations under the Confidentiality Agreement by and between the Company and Parent (the “Confidentiality Agreement”).

Section 6.6            Solicitation; Change in Recommendation.

(a)           Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 5:01 p.m. (New York time) on December 15, 2010 (the “No-Shop Period Start Date”), the Company, the Company Subsidiaries and the Company Representatives shall have the right to:  (i) initiate, solicit and encourage Acquisition Proposals (or inquiries, proposals or offers or other efforts or attempts that are reasonably expected to lead to an Acquisition Proposal), including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided, that the Company shall promptly (and, in any event within forty-eight (48) hours) provide to Parent any material non-public information concerning the Company or the Company Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or the Parent Representatives; and (ii) enter into, engage in, and maintain discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.

(b)           Except as permitted by this Section 6.6, the Company shall and shall cause each of the Company Subsidiaries and the Company Representatives to, on the No-Shop Period Start Date, (i) immediately cease and cause to be terminated any and all activities, solicitations, encouragement, discussions or negotiations with any Persons conducted prior to the execution of this Agreement by the Company, the Company Subsidiaries or any of the Company Representatives with respect to any Acquisition Proposal, and (ii) request any such Person to promptly return or destroy all confidential information concerning the Company and the Company Subsidiaries.  Except as permitted by this Section 6.6, from the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, the Company shall not, and shall cause each of the Company Subsidiaries and the Company Representatives not to, directly or indirectly, (A) solicit, initiate, or knowingly facilitate, cooperate with or encourage (including by way of furnishing non-public information or data) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise knowingly participate in any discussions or negotiations regarding, or furnish to any other party information or data in connection with or for the purpose of encouraging or facilitating, an Acquisition Proposal, (C) enter into any letter of intent, agreement, contract or agreement in principle with respect to an Acquisition Proposal or (D) enter into any agreement, contract or agreement in principle requiring the Company to abandon, terminate or breach its obligations hereunder or fail to consummate the Merger.  No later than two (2) Business Days after the No-Shop Period Start Date, the Company shall notify Parent in writing of the identity of each party (including any Excluded Party) that submitted an Acquisition Proposal prior to the No-Shop Period Start Date and shall promptly provide to Parent a written summary of the material terms of any such Acquisition Proposal (including the identity of the Person making the Acquisition Proposal).  The parties agree that, notwithstanding the commencement of the obligations of the Company under this Section 6.6(b) on the No-Shop Period Start Date, the Company may continue to engage in the activities described in Section 6.6(a)(ii) with respect to an Acquisition Proposal submitted by an Excluded Party prior to the No-Shop Period Start Date, but only for so long as such Person remains an Excluded Party and, in any event, any such activities shall terminate no later than the time that the Company Stockholder Approval has been obtained.

(c)           Notwithstanding anything to the contrary contained in Section 6.6(a) or Section 6.6(b), if at any time on or after the No-Shop Period Start Date and prior to obtaining the Company Stockholder Approval, (i) the Company or any of the Company Representatives is in receipt of a bona fide written Acquisition Proposal from any Person, which Acquisition Proposal is made or renewed on or after the No-Shop Period Start Date and has not been subsequently withdrawn, (ii) the Company has not breached this Section 6.6, (iii) the Board determines in good faith, (a) after consultation with independent financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, and (b) after consultation with outside legal counsel, that failure to take the action set forth in clauses (x) or (y) below would reasonably be expected to result in a breach of the directors’ fiduciary duties under applicable Law, then the Company and the Company Representatives may (x) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and the Company Subsidiaries to the Person or group of Persons that has made such Acquisition Proposal; provided, that the Company shall promptly provide to Parent (and in any event within forty-eight (48) hours) any nonpublic information concerning the Company or the Company Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or the Parent Representatives; and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal; provided, further, that the Company shall promptly provide to Parent (and in any event within forty-eight (48) hours) (i) a copy of any Acquisition Proposal made in writing provided to the Company or any Company Subsidiary, and the identity of the Person making the Acquisition Proposal and (ii) a written summary of the material terms of any Acquisition Proposal not made in writing.  From and after the date hereof, the Company shall not grant any amendment, release or waiver under any standstill agreement without the prior written consent of Parent.

(d)           Following the No-Shop Period Start Date, the Company shall keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal (whether made before or after the No-Shop Period Start Date) on a current basis (and in any event within forty-eight (48) hours) and shall notify Parent of the status of such Acquisition Proposal.  The Company agrees that neither it nor any of the Company Subsidiaries will enter into any agreement with any Person subsequent to the date hereof which prohibits the Company from providing any information to Parent in accordance with this Section 6.6.

(e)           On the No-Shop Period Start Date, in addition to the information required to be provided pursuant to this Section 6.6, the Company shall identify for Parent which Persons submitting Acquisition Proposals have been determined by the Board to be an Excluded Party and a summary of the reasons for such determination.  Notwithstanding anything contained in this Section 6.6 to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement at such time as such Acquisition Proposal made by such Person is withdrawn, terminated, expires or no longer constitutes or would reasonably be expected to result in a Superior Proposal.

(f)           Except as expressly permitted by this Section 6.6(f) or Section 6.6(g), the Board shall not (i)(A) fail to provide the Board Recommendation or fail to include the Board Recommendation in the Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Board Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication by the Board pursuant to Rule 14d-9(f) of the Exchange Act, (D) adopt, approve or recommend, or publicly propose to approve or recommend to the stockholders of the Company, an Acquisition Proposal or (E) enter into any contract or agreement in principle requiring the Company to abandon, terminate or breach its obligations hereunder or fail to consummate the Merger (actions described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) authorize, cause or permit the Company or any of the Company Subsidiaries to enter into any letter of intent, agreement or agreement in principle with any Person that submits an Acquisition Proposal (other than an Acceptable Confidentiality Agreement).  Notwithstanding anything to the contrary herein, prior to the time the Company Stockholder Approval is obtained, but not after, if the Company is in receipt of a bona fide written Acquisition Proposal that the Board determines in good faith, after consultation with independent financial advisors and outside legal counsel, constitutes a Superior Proposal, after (in each case) giving effect to all of the adjustments to the terms of this Agreement which may be offered by Parent (including pursuant to clause (iii) below) and after consultation with outside legal counsel, the Board determines in good faith, that the failure to take the action set forth in clauses (x) or (y) below would reasonably be expected to result in a breach of its fiduciary duties under applicable Law, then the Board may (x) make a Company Adverse Recommendation Change or (y) terminate this Agreement and enter into an agreement with respect to such Superior Proposal, provided, however, that Board may not withdraw, modify or amend the Board Recommendation in a manner adverse to Parent pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless (A) the Company shall not have breached this Section 6.6 and (B):

(i)           such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal;

(ii)           the Company has given Parent at least two (2) Business Days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal)) and has contemporaneously provided a copy of each of the relevant proposed transaction agreements to be entered into by the Company with the party making such Superior Proposal;

(iii)           prior to effecting such Company Adverse Recommendation Change or terminating this Agreement to enter into a Superior Proposal, the Company has negotiated, and has caused the Company Representatives to negotiate, in good faith with Parent during such notice period to the extent Parent wishes to negotiate, to enable Parent to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal; and

(iv)           in the event of any material change to the terms of such Superior Proposal, the Company shall, in each case, be required to deliver to Parent a new written notice (which notice shall specify the change in the material terms and conditions of any such Superior Proposal) and contemporaneously provide a copy of each of the relevant proposed transaction agreements to be entered into by the Company with the party making such Superior Proposal, the notice period shall have recommenced and the Company shall be required to comply with its obligations under this Section 6.6 with respect to such new written notice.

For the avoidance of doubt, nothing in this Section 6.6(f) shall prevent or preclude Parent from proposing to revise the terms of this Agreement or taking any actions relating thereto.

(g)           Notwithstanding anything to the contrary herein, prior to the time the Company Stockholder Approval is obtained, but not after, the Company may change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Board Recommendation (“Change of Recommendation”) in response to an Intervening Event if the Board has determined in good faith, after consultation with outside legal counsel, that failure to take such action would reasonably be expected to result in a breach of the directors’ fiduciary duties under applicable Law; provided, however, that prior to taking such action, (x) the Board has given Parent at least two (2) Business Days’ prior written notice of its intention to take such action, (y) the Company has negotiated, and has caused the Company Representatives to negotiate, in good faith with Parent during such notice period to the extent Parent wishes to negotiate, to enable Parent to revise the terms of this Agreement in such a manner that would obviate the need for taking such action and (z) following the end of such notice period, the Board shall have considered in good faith any changes to this Agreement proposed in writing by Parent, and shall have determined in good faith, after consultation with outside legal counsel, that failure to effect a Change of Recommendation would reasonably be expected to result in a breach of the directors’ fiduciary duties under applicable Law.

(h)           Nothing in this Section 6.6 shall prohibit the Board from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, if failure to do so would violate applicable Law; provided, that the Board shall not recommend that the Company stockholders tender their shares of Company Common Stock in connection with a tender or exchange offer (or otherwise approve or recommend any Acquisition Proposal) unless such tender or exchange offer constitutes a Superior Proposal and the applicable requirements of this Section 6.6 shall have been satisfied.

(i)           For purposes of this Section 6.6, to the extent permitted by applicable Law, the Board may act through the Special Committee.

Section 6.7            Appropriate Action; Consents; Filings.

(a)           The Company and Parent shall use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including, without limitation, the Merger, and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities Laws and (B) any other applicable Law, and the Company and Parent shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith; provided, that nothing in this Section 6.7(a) shall require Parent to agree to (i) the imposition of conditions, (ii) the requirement of divestiture of assets or property or (iii) the requirement of expenditure of money by Parent or the Company to a third party in exchange for any such consent.  The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement.

(b)           The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, all reasonable efforts to obtain any third party consents, (i) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (ii) required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, (iii) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time or a Parent Material Adverse Effect from occurring after the Effective Time or (iv) otherwise referenced in Section 7.1(c) or Section 7.2(c).  In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 6.7(b), such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

(c)           From the date of this Agreement until the Effective Time, the Company shall promptly notify Parent in writing of any pending or, to the Knowledge of the Company, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking material damages in connection with the Merger or the conversion of Company Common Stock, Series E Preferred Stock or Series F Preferred Stock into the Common Stock Merger Consideration, Series E Merger Consideration or Series F Merger Consideration, respectively, pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Parent or Merger Sub to own or operate all or any portion of the businesses or assets of the Company or any Company Subsidiary, which in either case would reasonably be expected to have a Company Material Adverse Effect prior to or after the Effective Time or a Parent Material Adverse Effect after the Effective Time.

Section 6.8            Certain Notices.  From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other parties hereto of (i) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied or (ii) the failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

Section 6.9            Public Announcements.  Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or any listing agreement with any securities exchange.

Section 6.10            Exchange Act Matters.  Prior to the Effective Time, the Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of shares of Company Common Stock or options to acquire Company Common Stock pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

Section 6.11            Directors’ and Officers’ Indemnification and Insurance.

(a)           All rights to indemnification, advancement of expenses or exculpation now existing in favor of, and all limitations on the personal liability of each present and former director, officer, employee, fiduciary or agent of the Company and its Subsidiaries provided for in the respective organizational documents or in any indemnification agreements to which the Company is a party, in effect as of the date hereof, shall continue in full force and effect for a period of six (6) years after the Effective Time in accordance with the terms thereof.  During such period, the Surviving Corporation shall not amend, repeal or otherwise modify such provisions for indemnification or advances of expenses in any manner that would materially and adversely affect the rights thereunder of any individual who at any time on or prior to the Effective Time was a director, officer, employee, fiduciary or agent of the Company or any Company Subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by Law; provided, however, that in the event any claim or claims are asserted or made either prior to the Effective Time or within such six-year period, all rights to indemnification and advancement of expenses in respect of any such claim or claims shall continue until disposition of any and all such claims.

(b)           At or prior to the Effective Time, the Company shall purchase a “tail” directors’ and officers’ liability insurance policy (which by its terms shall survive the Merger) for its directors and officers, which shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable on the whole to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company, so long as the aggregate premium cost for such insurance tail is not more than 225% of the current aggregate premium cost for such insurance tail.  In the event that 225% of the current aggregate premium cost is insufficient for such coverage, the Company may spend up to that amount to purchase such lesser coverage as may be obtained with such amount.

(c)           The obligations under this Section 6.11 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.11 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.11 applies and any such indemnitees’ heirs or representatives, shall be third party beneficiaries of this Section 6.11 and shall be entitled to enforce the covenants contained herein).

Section 6.12            Adoption of this Agreement by Sole Stockholder of Merger Sub.  Parent shall, in its capacity as the sole stockholder of Merger Sub, adopt this Agreement within one (1) Business Day of the execution of this Agreement.

Section 6.13            Exercise of Parent Warrant.  Prior to the record date of the Stockholders’ Meeting, and provided that this Agreement has not otherwise been terminated, Parent covenants and agrees not to exercise the Parent Warrant for a number of shares of Company Common Stock in excess of forty percent (40%) of (a) that number of shares of Company Common Stock issued and outstanding as of the record date of the Stockholders’ Meeting, plus (b) that number of shares of Company Common Stock into which the Series E Preferred Stock is convertible as of the record date of the Stockholders’ Meeting, plus (c) that number of shares of Company Common Stock into which the Series F Preferred Stock is convertible as of the record date of the Stockholders’ Meeting; provided, however, that the parties hereto acknowledge and agree that Parent shall be entitled to exercise the Parent Warrant in whole or in part pursuant to the terms thereof in its sole and absolute discretion for any purpose other than approval of the Merger and this Agreement at the Stockholders’ Meeting.

ARTICLE VII
CLOSING CONDITIONS

Section 7.1            Conditions to Obligations of Each Party Under this Agreement.  The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

(a)           Stockholder Approval.  This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company.

(b)           No Order.  No Governmental Entity, nor any federal or state court of competent jurisdiction or arbitrator, shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement.

(c)           Consents and Approvals.  All consents, approvals and authorizations of any Governmental Entity set forth in Section 4.5(b) or Section 5.3(b) shall have been obtained, in each case, without (i) the imposition of conditions, (ii) the requirement of divestiture of assets or property or (iii) the requirement of expenditure of money by Parent or the Company to a third party in exchange for any such consent.

Section 7.2            Additional Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

(a)           Representations and Warranties.  Each of the representations and warranties of the Company contained in this Agreement that are qualified by materiality or Company Material Adverse Effect shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and all representations and warranties which are not so qualified shall be true and correct in all material respects (except that those representations and warranties which address matters only as of a particular date need only remain true and correct in all material respects as of such date).  Parent shall have received a certificate of the Chief Executive Officer of the Company to that effect.

(b)           Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.  Parent shall have received a certificate of the Chief Executive Officer of the Company to that effect.

(c)           Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect or any event or development that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Parent shall have received a certificate of the Chief Executive Officer of the Company to that effect.

(d)           Court Proceedings.  No action or claim shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation thereof or (iii) affect adversely the right or powers of Parent to own, operate or control the Company, and no such injunction, judgment, order, decree, ruling or charge shall be in effect.

(e)           Company Options Termination.  All Company Options granted under the Stock Option Plans shall terminate upon consummation of the Merger in accordance with the provisions of Section 3.5.

(f)           Company Warrants Termination.  The Company shall have obtained the consent of the requisite holders of the Company Warrants to amend the Company Warrants such that the Company Warrants shall terminate upon consummation of the Merger in accordance with the provisions of Section 3.6.

Section 7.3            Additional Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

(a)           Representations and Warranties.  Each of the representations and warranties of each of Parent and Merger Sub contained in this Agreement that are qualified by materiality or Parent Material Adverse Effect shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and all representations and warranties which are not so qualified shall be true and correct in all material respects (except that those representations and warranties which address matters only as of a particular date need only remain true and correct in all material respects as of such date).  The Company shall have received a certificate of a responsible officer of Parent and Merger Sub to that effect.

(b)           Agreements and Covenants.  Parent and Merger Sub shall each have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.  The Company shall have received a certificate of a responsible officer of Parent and Merger Sub to that effect.

(c)           Insurance Tail Policy.  The Company shall have received confirmation from its insurance agent or carrier that the directors and officers “insurance tail” policy referred to in Section 6.11 has been obtained and paid for.

Section 7.4            Frustration of Closing Conditions.  Neither the Company, on the one hand, nor Parent and Merger Sub, on the other hand, may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

Section 8.1            Termination.  This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time:

(a)           By mutual written consent of Parent and Merger Sub, on the one hand, and the Company, on the other hand;

(b)           By any party if the Merger shall not have been consummated prior to June 30, 2011; provided, however, that such date may, from time to time, be extended by Parent or Merger Sub (by written notice thereof to the Company) in the event all conditions to effect the Merger other than those set forth in Section 7.1(b) and Section 7.1(c) (the “Regulatory Conditions”) have been or are capable of being satisfied at the time of each such extension (such date, as it may be so extended, shall be referred to herein as the “Outside Date”); provided, further, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

(c)           By either the Company, on the one hand, or Parent or Merger Sub, on the other hand, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable);

(d)           By either Parent or Merger Sub, on the one hand, or the Company, on the other hand, if the approval by the stockholders of the Company required for the consummation of the Merger or the other transactions contemplated hereby or thereby shall not have been obtained by reason of the failure to obtain the required vote at the Stockholders’ Meeting or at any adjournment thereof;

(e)           By Parent or Merger Sub if (i) the Board shall have failed upon Parent’s or Merger Sub’s request to reconfirm its recommendation of the Merger or this Agreement, (ii) a Company Adverse Recommendation Change shall have been announced, (iii) a Change of Recommendation shall have been announced, (iv) the Company shall have entered into an agreement related to a Superior Proposal or the Board shall have determined to recommend to the stockholders of the Company that they approve a Superior Proposal, (v) a tender offer or exchange offer is commenced (other than by Parent or Merger Sub or an Affiliate of Parent or Merger Sub) that, if successful, would result in any Person or group becoming a beneficial owner of 15% or more of the outstanding shares of the Company Common Stock and the Board fails to recommend that the stockholders of the Company not tender their shares in such tender or exchange offer, (vi) any Person (other than Parent or Merger Sub or an Affiliate of Parent or Merger Sub) or group becomes the beneficial owner of 15% or more of the outstanding shares of Company Common Stock, (vii) for any reason the Company fails to call or hold the Stockholders’ Meeting by the Outside Date or (viii) the Company shall have furnished or caused to be furnished confidential information or data, or engaged in negotiations or discussions with another Person in violation of Section 6.6;

(f)           By the Company in connection with the entry into an agreement with respect to a Superior Proposal as provided in Section 6.6(f);

(g)           By Parent or Merger Sub, if since the date of this Agreement, there shall have been any event, development or change of circumstance that constitutes, has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or if (i)(A) there shall be breached any material covenant or agreement on the part of a party other than Parent or Merger Sub set forth in this Agreement, (B) any representation or warranty of a party other than Parent or Merger Sub set forth in this Agreement that is qualified as to materiality or Material Adverse Effect shall have become untrue or (C) any representation or warranty of a party other than Parent or Merger Sub set forth in this Agreement that is not so qualified shall have become untrue in any material respect, (ii) such breach or misrepresentation is not cured within five (5) Business Days after written notice thereof and (iii) such breach or misrepresentation would cause the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied (a “Terminating Company Breach”); or

(h)           By the Company, if (i)(A) Parent or Merger Sub has breached any material covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, (B) any representation or warranty of Parent or Merger Sub that is qualified as to materiality or Material Adverse Effect shall have become untrue or (C) any representation or warranty of Parent or Merger Sub that is not so qualified shall have become untrue in any material respect, (ii) such breach or misrepresentation is not cured within five (5) Business Days after written notice thereof and (iii) such breach or misrepresentation would cause the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied (a “Terminating Parent Breach”).

Section 8.2            Effect of Termination.

(a)           Effect of Termination.  In the event of a termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall immediately become null and void and have no effect, and none of Parent, Merger Sub, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability or obligation of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that, Section 6.5(b), Section 8.2 and Article IX, and all other obligations of the parties specifically intended to be performed after the termination of this Agreement, shall survive any termination of this Agreement.  The parties acknowledge and agree that nothing in this Section 8.2 shall be deemed to affect their right to specific performance pursuant to Section 9.2(a); furthermore, to the extent that the Company prevails in any claim for specific performance pursuant to Section 9.2(a) in connection with a termination of this Agreement by Parent pursuant to this Section 8.1, Parent shall reimburse the Company for any fees, costs and expenses reasonably incurred by the Company in enforcing its rights under Section 9.2(a), up to a maximum of $50,000 in the aggregate.

(b)           Termination Fee.  In the event that (i) this Agreement is terminated pursuant to Section 8.1(e), Section 8.1(f) or Section 8.1(g), as a condition to such termination, the Company shall pay to Parent immediately prior to such termination, in the case of a termination by the Company, or within two (2) Business Days thereafter, in the case of a termination by Parent, the Termination Fee, or (ii)(A) this Agreement is terminated pursuant to Section 8.1(d), (B) an Acquisition Proposal shall have been publicly announced and not expressly and publicly withdrawn prior to the Stockholders’ Meeting and (C) within twelve (12) months of the date this Agreement is terminated, the Company enters into a definitive agreement with respect to any Acquisition Proposal and such Acquisition Proposal is consummated (in each case whether or not the Acquisition Proposal was the same Acquisition Proposal referred to in clause (B)), then the Company shall pay the Termination Fee to Parent, no later than one (1) Business Day after the consummation of such Acquisition Proposal.

(c)           All Payments.  All payments under Section 8.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

Section 8.3            Amendment.  This Agreement may be amended by the parties hereto at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made without further stockholder approval which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.4            Waiver.  At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other parties with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 8.5            Fees and Expenses.  Each party shall be responsible for its own fees, costs and expenses associated with negotiating, documenting and closing the Merger; provided, however, that upon the earlier of (a) termination of this Agreement for any reason other than a Terminating Parent Breach and (b) consummation of the Merger, the Company shall reimburse Parent for up to $100,000 of Parent’s fees, costs and expenses associated with such negotiation, documentation and closing (the “Expense Reimbursement”).  Notwithstanding the foregoing, in no event shall Parent receive an aggregate amount that exceeds the greater of the Termination Fee and the Expense Reimbursement as a result of this provision and the applicable termination provisions.  To the extent that, pursuant to the terms of the Merger Agreement, Parent is entitled to both the Termination Fee and the Expense Reimbursement, the Company shall pay to Parent the greater thereof (if such Termination Fee and Expense Reimbursement become payable at the same time) and, if Parent becomes entitled to receive the Termination Fee following the time that the Expense Reimbursement is paid, then Parent shall only be entitled to receive such portion of the Termination Fee, if any, that exceeds the amount of the Expense Reimbursement already received by Parent.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1            Non-Survival of Representations and Warranties.  None of the representations, warranties or covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.2            Remedies.

(a)           The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with the terms hereof, and that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent material breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(b)           Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party under this Agreement shall be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement or by Law or equity upon such party, and the exercise by a party of any one remedy, including, without limitation, any remedy set forth in Section 9.2(a), shall not preclude the exercise of any other remedy.

Section 9.3            Notices.  Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or electronic mail (but only if followed by transmittal by national overnight courier or hand for delivery on the next business day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:

If to Parent or Merger Sub, addressed to it at:

Vintage Capital Group, LLC
11611 San Vicente Boulevard, 10th Floor
Los Angeles, CA  90049
Attention:	Fred Sands
Telephone:	(310) 979-9090
Facsimile:	(310) 207-0035
E-Mail:	fsands@vintagecapitalgroup.com

with a copy (which shall not constitute notice) to:

Klee, Tuchin, Bogdanoff & Stern LLP
1999 Avenue of the Stars, 39th Floor
Los Angeles, CA  90067
Attention:	Ronn S. Davids
Telephone:	(310) 407-4095
Facsimile:	(310) 407-9090
E-Mail:	RDavids@ktbslaw.com

If to the Company, addressed to it at:

Caprius, Inc.
10 Forest Avenue, Suite 220
Paramus, NJ  07652
Attention:	Dwight Morgan
Telephone:	(201) 342-0900
Facsimile:	(866) 405-4918
E-Mail:	dmorgan@mcmetech.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
The New York Times Building
620 Eighth Avenue
New York, NY  10018
Attention:	Stephen M. Davis
Telephone:	(212) 813-8804
Facsimile:	(212) 355-3333
E-Mail:	sdavis@goodwinprocter.com

and

Carter Ledyard & Milburn LLP
2 Wall Street
New York, NY  10005
Attention:	Bruce Rich
Telephone:	(212) 238-8895
Facsimile:	(212) 732-3232
E-Mail:	rich@clm.com

Section 9.4            Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.5            Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 9.6            Entire Agreement.  This Agreement (together with the Exhibits, Parent Disclosure Schedule, Company Disclosure Schedule and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

Section 9.7            Assignment.  This Agreement shall not be assigned by operation of Law or otherwise.

Section 9.8            Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and, other than as specifically set forth in Section 6.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.9            Mutual Drafting.  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

Section 9.10            Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)           This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles.

(b)           Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware state court, or federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware state court or, to the extent permitted by law, in such federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware state or federal court and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware state or federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.3.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(c).

Section 9.11            Materiality.  The provision of monetary or other quantitative thresholds for disclosure does not and shall not be deemed to create or imply a standard of materiality hereunder.

Section 9.12            Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Any signatures delivered by a party by facsimile transmission or electronic mail shall be deemed an original signature hereto.

Section 9.13            No Liability.  The parties hereto acknowledge and agree that no Company Representative, Parent Representative or officer, director, employee, accountant, consultant, legal counsel, advisor, agent or other representative of Merger Sub who is such party’s respective authorized signatory of this Agreement shall be held personally liable for the breach of any representation, warranty or covenant set forth in this Agreement solely by virtue of such individual’s execution of this Agreement as authorized signatory.

[Signatures on following page.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective duly authorized officers.

VINTAGE CAPITAL GROUP, LLC

By:	/s/ Fred C. Sands
	Name:	Fred C. Sands
	Title:	Chairman

CAPAC CO.

By:	/s/ Mark A. Sampson
	Name:	Mark A. Sampson
	Title:	President

CAPRIUS, INC.

By:	/s/ Dwight Morgan
	Name:	Dwight Morgan
	Title:	Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

FORM OF CERTIFICATE OF MERGER

CERTIFICATE OF MERGER
OF
CAPAC CO.
WITH AND INTO
CAPRIUS, INC.

(Under Section 251 of the General Corporation Law of the State of Delaware)

Caprius, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”) does hereby certify that:

FIRST:  The name and state of incorporation of each of the constituent corporations of the merger herein certified is as follows:

Name	State of Incorporation

Capac Co.	Delaware

Caprius, Inc.	Delaware

SECOND:  An Agreement and Plan of Merger, dated as of November 10, 2010, by and among Vintage Capital Group, LLC, Capac Co. and Caprius, Inc. (the “Merger Agreement”) has been approved, adopted, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 (and, with respect to Capac Co., by the written consent of its sole stockholder in accordance with Section 228) of the DGCL.

THIRD:  The surviving corporation in the merger herein certified shall be Caprius, Inc.  The name of the surviving corporation of the merger is Caprius, Inc.

FOURTH:  The certificate of incorporation of Caprius, Inc., as in effect immediately prior to the merger shall be the certificate of incorporation of the surviving corporation.

FIFTH:  The merger herein certified shall become effective upon the time of filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

SIXTH:  The executed Merger Agreement is on file at an office of the surviving corporation located at 10 Forest Avenue, Suite 220, Paramus, NJ  07652.

SEVENTH:  A copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

A-1

IN WITNESS WHEREOF, Caprius, Inc. has caused the Certificate to be signed by its duly authorized officer, this _______ day of __________, 20__.

CAPRIUS, INC.

By:
Name:
Title:

A-2